Exhibit 99.8

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated [ • ], 20[ • ]

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH
FUTURE INSTITUTIONAL NOTES OFFERINGS]1

PROSPECTUS SUPPLEMENT

(To Prospectus dated [ • ], 20[ • ])

$[ • ]

Newtek Business Services Corp.

%[ • ] [Insert ranking/conversion information] Notes due [ • ]

Newtek Business Services Corp. is an internally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Along with its wholly owned subsidiary and controlled portfolio companies, Newtek provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business market. Newtek’s products and services include: Business Lending, including SBA 7(a) and 504 lending, Electronic Payment Processing, Managed Technology Solutions (Cloud Computing), eCommerce, Accounts Receivable and Inventory Financing, Insurance Solutions, Web and Ecommerce Solutions, Data Backup, Storage and Retrieval, and Payroll and Benefit Solutions.

As a BDC, our investment objective is to generate both current income and capital appreciation primarily through loans originated by our small business finance platform and our equity investments in certain portfolio companies that we control.

We are offering $ [ • ] in aggregate principal amount of  [ • ]% [insert ranking/conversion information] notes due 20[ • ], which we refer to as the “Notes.”  The Notes will mature on  [ • ], 20[ • ]. We will pay interest on the Notes on [ • ], [ • ], [ • ], and [ • ] of each year, beginning [ • ], 20[ • ]. We may redeem the Notes in whole or in part at any time or from time to time at the redemption price discussed under the caption “Description of the Notes—Optional Redemption” in this prospectus supplement. In addition, holders of the Notes can require us to repurchase the Notes at [ • ]% of their principal amount upon the occurrence of a Change of Control Repurchase Event (as defined herein).  The Notes will be issued in minimum denominations of $[ • ] and integral multiples of $[ • ] in excess thereof.

1 In addition to the information provided in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, additional information particular to the terms of each security offered thereby and any additional related risk factors or tax considerations pertaining thereto. The terms of the Notes or the provisions of the indenture governing the Notes may differ from the information provided in this form of prospectus supplement. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached and, accordingly, the terms and description of the institutional notes for which this form of prospectus supplement is to be used may differ from the information provided in this form of prospectus supplement. This form of prospectus supplement is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

The Notes will be our direct unsecured obligations and rank pari passu, or equally, with all outstanding and future unsecured unsubordinated indebtedness issued by us. [We currently do not have any indebtedness outstanding that is subordinated to the Notes and have no intention of issuing any such subordinated indebtedness]. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries.

Investing in the Notes involves risks. For example, we invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” or “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. The risks involved in investing in the Notes are described in the “Risk Factors” section beginning on page S-[ • ] of this prospectus supplement and page [ • ] of the accompanying prospectus, including the risk of leverage.

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our Notes. Please read this prospectus supplement and the accompanying prospectus before investing and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). This information is available free of charge by contacting us by mail at 1981 Marcus Avenue, Suite 130, Lake Success, NY 11042, by telephone at (212) 356-9500 or on our website at http://www.NewtekOne.com. The SEC also maintains a website at http://www.sec.gov that contains such information. Information contained on our website or on the SEC's website about us is not incorporated by reference into this prospectus supplement and the accompanying prospectus, and you should not consider that information contained on our website or on the SEC's website to be part of this prospectus supplement and the accompanying prospectus.

	Per Note	Total
Public Offering Price	$	$
Sales Load (Underwriting Discounts and Commissions)	$	$
Proceeds to us (before expenses)(1)	$	$

(1) Before deducting expenses payable by us related to this offering, estimated at $[ • ].

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about  [ • ], 20[ • ].

[Underwriters]

The date of this prospectus supplement is  [ • ], 20[ • ].

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page
About this Prospectus	[ • ]
Prospectus Summary	[ • ]
The Offering	[ • ]
Fees and Expenses	[ • ]
Selected Consolidated Financial and Other Data	[ • ]
Financial Highlights	[ • ]
Risk Factors	[ • ]
Cautionary Statement Regarding Forward-Looking Statements and Projections	[ • ]
Use of Proceeds	[ • ]
Price Range of Common Stock and Distributions	[ • ]
Ratio of Earnings to Fixed Charges	[ • ]
Management’s Discussion and Analysis of Financial Condition and Results of Operation	[ • ]
Senior Securities	[ • ]
Business	[ • ]
Portfolio Companies	[ • ]
Management	[ • ]
Executive Compensation	[ • ]
Certain Relationships and Transactions	[ • ]
Sales of Common Stock Below Net Asset Value	[ • ]
Security Ownership of Certain Beneficial Owners and Management	[ • ]
Regulation	[ • ]
Determination of Net Asset Value	[ • ]
Dividend Reinvestment Plan	[ • ]
Material U.S. Federal Income Tax Considerations	[ • ]
Description of Our Capital Stock	[ • ]
Description of Our Preferred Stock	[ • ]
Description of Our Subscription Rights	[ • ]
Description of Our Warrants	[ • ]
Description of Our Debt Securities	[ • ]
Plan of Distribution	[ • ]
Brokerage Allocation and Other Practices	[ • ]
Custodian, Transfer and Distribution Paying Agent and Registrar	[ • ]
Legal Matters	[ • ]
Independent Registered Public Accounting Firm	[ • ]
Available Information	[ • ]
Index to Financial Statements	F-[ • ]

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any of our Notes by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our Notes. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus supplement may add, update or change information contained in the accompanying prospectus. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information different from or additional to the information in that prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Notes and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. Please carefully read this prospectus supplement and the accompanying prospectus together with any exhibits and the additional information described under “Available Information” and in the “Prospectus Supplement Summary” section (including the “— Summary Risk Factors” section) of this prospectus supplement and the “Risk Factors” section of the accompanying prospectus before you make an investment decision.

S-1

PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains basic information about offerings pursuant to this prospectus. It may not contain all the information that is important to you. For a more complete understanding of offerings pursuant to this prospectus, we encourage you to read this entire prospectus and the documents to which we have referred in this prospectus, together with any accompanying prospectus supplements, including the risks set forth under the caption “Risk Factors” in this prospectus and any accompanying prospectus supplement and the information set forth under the caption “Available Information” in this prospectus. Throughout this prospectus, we refer to Newtek Business Services Corp., its consolidated subsidiaries and its predecessor, Newtek Business Services, Inc., as the “Company,” “we,” “us,” “our,” and “Newtek.”

Our Business

We are an internally managed non-diversified closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Additionally, we intend to elect to be treated as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes, beginning with our 2015 tax year. Our investment activities are managed by our executive officers and supervised by our board of directors (the “Board”).

Our investment objective is to generate both current income and capital appreciation primarily through loans originated by our small business finance platform and our equity investments in certain portfolio companies that we control. We currently are the largest non-bank financial institution licensed by the U.S. Small Business Administration (“SBA”) under the federal Section 7(a) loan program based on dollar lending volume. We generally structure our loans so that we can both sell the government guaranteed portions of loans and securitize the unguaranteed portions. This structure generally allows us to recover our capital and earn excess capital on each loan, typically within a year. We may in the future determine to retain the government guaranteed or unguaranteed portions of loans pending deployment of excess capital. Additionally, we and our controlled portfolio companies provide a wide range of business and financial products to over 100,000 small- and medium-sized business (“SMB”) accounts, including electronic payment processing, managed technology solutions (cloud computing), e-commerce, accounts receivable and inventory financing, The Secure Gateway, personal and commercial insurance services, web services, data backup, storage and retrieval and payroll and benefits solutions. We support the operations of our controlled portfolio companies by providing access to our proprietary and patented technology platform, including NewTracker®, our patented prospect management software.

We define SMBs as companies having revenues of $1 million to $100 million, and we estimate the SMB market to be over 27 million businesses in the U.S. While our primary investments include making loans and providing business services to the SMB market through our controlled portfolio companies, we also may make opportunistic investments in larger or smaller companies. We expect to generate returns through a combination of realized gains on the sale of the government guaranteed portions of SBA 7(a) loans, contractual interest payments on debt investments, dividends from our controlled portfolio companies, equity appreciation (through direct investment in our controlled portfolio companies), servicing income and other income. We can offer no assurance that we will achieve our investment objective.

Organizational Overview

On November 12, 2014, our predecessor , Newtek Business Services, Inc. (“Newtek NY”), merged with and into Newtek Business Services Corp. for the purpose of reincorporating the Company in the state of Maryland in anticipation of the election by the Company to be regulated as a BDC under the 1940 Act (the “BDC Conversion”). In addition, on October 22, 2014, we effectuated a 1 for 5 reverse stock split (the “Reverse Stock Split”) to attract institutional investors. As a result of the BDC Conversion, Newtek NY ceased to exist and the Company succeeded to Newtek NY’s operations as the sole surviving entity.

S-2

The Company is a Maryland corporation that is an internally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. As a BDC, we are required to meet regulatory tests, including the requirement to invest at least 70% of our gross assets in “qualifying assets.” Qualifying assets generally include securities of private or thinly traded U.S. companies and cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less. See “Regulation” in the accompanying prospectus. In addition, we intend to elect to be treated for U.S. federal income tax purposes, and intend to qualify annually thereafter, as a RIC under the Code. See “Material U.S. Federal Income Tax Considerations” in this prospectus.

Set forth below is a diagram of our current organizational structure:

S-3

(1)	Consolidated subsidiary that is part of the Company’s small business finance platform, and operates as a nationally licensed SBA lender under the federal Section 7(a) program with preferred lender program status.
(2)	Consists of indirect and direct SBA 7(a) Loans to small businesses.
(3)	Wholly-owned portfolio company that is part of the Company’s small business finance platform. Provides receivables financing, management services, and managerial assistance to SMBs.
(4)	Markets credit and debit card processing services, check approval services, processing equipment, and software. Newtek owns a controlling equity interest in this portfolio company.
(5)	Provides website hosting, dedicated server hosting, cloud hosting, web design and development, internet marketing, ecommerce, data storage and backup, and other related services. Newtek owns a controlling equity interest in this portfolio company.
(6)	Wholly-owned portfolio company that is part of the Company’s small business finance platform. Provides third-party loan services for SBA and non-SBA loans.
(7)	Markets credit and debit card processing services, check approval services, processing equipment, and software. Newtek owns a controlling equity interest in this portfolio company.
(8)	Includes: (i) Newtek Insurance Agency, LLC, a wholly-owned portfolio company which is a retail and wholesale brokerage insurance agency specializing in the sale of commercial and health/benefits lines insurance products to the SMB market as well as various personal lines of insurance. It is licensed in all 50 states; (ii) PMTWorks Payroll, LLC d/b/a Newtek Payroll and Benefits Solutions, a wholly-owned portfolio company which offers an array of industry standard and competitively priced payroll management, payment and tax reporting services to SMBs; (iii) ADR Partners, LLC d/b/a banc-serv Partners, LLC, a wholly-owned portfolio company which provides lending institutions with outsourced solutions for the entire U.S. Small Business Administration (“SBA”) lending process, including credit analysis, structuring and eligibility, packaging, closing compliance and servicing.

Small Business Finance Platform

Our portfolio consists of guaranteed and unguaranteed non-affiliate SBA loan investments that were made through our small business finance platform, which includes Newtek Small Business Finance, LLC (“NSBF”), a nationally licensed SBA lender under the federal Section 7(a) loan program (“SBA 7(a) loans”). SBA 7(a) loans are partially guaranteed by the SBA, an independent government agency that facilitates one of the nation’s largest sources of SMB financing. SBA guarantees typically range between 75% and 90% of the principal and interest due. NSBF has a dedicated Senior Lending Team that originates, sells and services SBA 7(a) loans to qualifying SMBs. NSBF sells the guaranteed portions of its SBA 7(a) loans, typically within two weeks of origination, and retains the unguaranteed portion until accumulating sufficient loans for a securitization. NSBF’s securitization process is as follows. After accumulating sufficient loans, the loans are transferred to a special purpose vehicle (a ‘‘Trust’’), which in turn issues notes against the Trust’s assets in a private placement. The Trust’s primary source of income for repaying the securitization notes is the cash flows generated from the unguaranteed portion of SBA 7(a) loans now owned by the Trust; principal on the securitization notes will be paid by cash flow in excess of that needed to pay various fees related to the operation of the Trust and interest on the debt. Securitization notes have an expected maturity of about five years, and the Trust is dissolved when the securitization notes are paid in full.

NSBF has received preferred lender program (“PLP”) status, a designation whereby the SBA authorizes the most experienced SBA lenders to place SBA guarantees on loans without seeking prior SBA review and approval. PLP status allows NSBF to serve its clients in an expedited manner since it is not required to present applications to the SBA for concurrent review and approval.

NSBF maintains a diversified pool of loans by making smaller loans, approximately $1.0 million or less, that are dispersed both geographically and among industries, thereby limiting NSBF’s exposure to regional and industry-specific economic downturns. NSBF supports its lending activities with lines of credit for the unguaranteed and guaranteed portions of SBA 7(a) Loans. See Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources — Capital One Facility.

S-4

NSBF evaluates the credit quality of its loan portfolio by employing a risk rating system that is similar to the Uniform Classification System, which is the asset classification system adopted by the Federal Financial Institution Examinations Council. NSBF’s risk rating system is granular with multiple risk ratings in both the Acceptable and Substandard categories. NSBF assigns ratings based on numerous factors, including credit risk scores, collateral type, loan to value ratios, industry, financial health of the business, payment history, other internal metrics/analysis, and qualitative assessments. NSBF refreshes risk ratings as appropriate based upon considerations such as market conditions, loan characteristics, and portfolio trends. Refer to “Business — Ongoing Relationships with Portfolio Companies” for a description of our risk rating system.

The small business finance platform also includes Newtek Business Credit Solutions (“NBC”), a wholly-owned portfolio company that provides financing services to businesses through receivables financing and, beginning in 2015, originates loans under the U.S. Small Business Administration’s (‘‘SBA’’) 504 loan program. NBC provides billing and accounts receivable maintenance services to businesses, as well as inventory financing services to businesses via prime plus interest lending based on eligible inventory balances. NBC also offers managerial assistance to SMBs, including offering back office receivables services, such as billing and cash collections.

An additional wholly-owned portfolio company, Small Business Lending, LLC (“SBL”), engages in third party loan servicing for SBA and non-SBA loans. NSBF, along with SBL, manages a portfolio of approximately $[ • ] billion of SBA 7(a) loans, which as of [ • ] included approximately $[ • ] million of SBA 7(a) loans that SBL services on behalf of third parties.

Controlled Portfolio Companies

In addition to our debt investments in portfolio companies, we also hold controlling equity interests, either directly or through our small business finance platform, in certain portfolio companies that, as of [ • ], represented approximately [ • ]% of our total investment portfolio. Specifically, we hold a controlling equity interest in SBL, NBC, ADR Partners d/b/a banc-serv Partners, LLC (“BSP”), Universal Processing Services of Wisconsin, LLC d/b/a Newtek Merchant Solutions (“NMS” or “UPSW”), Premier Payments LLC d/b/a Newtek Payment Solutions (“Premier”), CrystalTech Web Hosting, Inc. d/b/a Newtek Technology Solutions (“NTS”), PMTWorks Payroll, LLC d/b/a Newtek Payroll and Benefits Solutions (“NPS”) and Newtek Insurance Agency, LLC (“NIA”). We refer to these entities (among others), collectively, as our “controlled portfolio companies.” Our controlled portfolio companies provide us with an extensive network of business relationships that supplement our referral sources and that we believe will help us to maintain a robust pipeline of lending opportunities and expand our small business finance platform. For example, NMS has entered into agreements with two chartered banks (‘‘bank sponsorships’’), which allow NMS to access the Visa® and MasterCard® networks in order to process bankcard transactions.

Neither the controlled portfolio companies nor their operating revenues are consolidated in our financial reporting. The revenues that our controlled portfolio companies generate, after deducting operational expenses, may be distributed to us. As a BDC, our Board will determine quarterly the fair value of our controlled portfolio companies in a similar manner as our other investments. In particular, our investments in our controlled portfolio companies are valued using a valuation methodology that incorporates both the market approach (guideline public company method) and the income approach (discounted cash flow analysis). In following these approaches, factors that we may take into account in determining the fair value of our investments include, as relevant: available current market data, including relevant and applicable market trading comparables, the portfolio company’s earnings and discounted cash flows, comparisons of financial ratios of peer companies that are public, and enterprise values, among other factors. In addition, the Company has engaged third party valuation firms to provide valuation consulting services for the valuation of certain of our controlled portfolio companies for which there is not a readily available market value. Specifically, the Board has directed the Company to engage independent valuation firms to assist in valuing certain portfolio investments without a readily available market quotation, at least once during a trailing twelve-month period under a valuation policy and a consistently applied valuation process. See ‘‘Critical Accounting and Estimates – Fair Value Measurement.’’

S-5

Certified Capital Companies (Capcos)

Certified capital companies, or ‘‘Capcos,’’ are companies that Newtek created pursuant to state-sponsored programs, which are designed to encourage investment in small and new businesses and to create economic activity and jobs in designated geographic areas. See ‘‘Business – Organizational Overview – Certified Capital Companies (Capcos).’’

Historically, our Capcos invested in SMBs and generated interest income, investment returns, non-cash income from tax credits, and non-cash expenses (i.e., interest, insurance, and cash management fees and expenses). We have de-emphasized our Capco business in favor of growing our controlled portfolio companies and do not anticipate creating any new Capcos. We continue to invest in and lend to SMBs through our existing Capcos and intend to meet the goals of the Capco programs.

As the Capcos reach 100% investment we will seek to de-certify them as Capcos and liquidate their remaining assets, which will reduce their operational costs (particularly compliance costs). Six of our original sixteen Capcos have reached this stage. See “Risk Factors — Risks Relating to Our Capco Business.”

Newtek Branding

We use an integrated multi-channel marketing approach featuring direct, indirect and outbound solicitation efforts. Our direct marketing efforts feature a line of products and services that were branded with our “go-to market” brand, The Small Business Authority®, and which was supported by a marketing campaign built around this brand, and our former web presence, www.thesba.com. We are in the process of rolling out our new “go to market” brand, Your Business Solutions Company TM, which is being supported by a new marketing campaign and our new web domain, NewtekOne.comTM.

We market indirectly through referrals from our strategic alliance partners, which include banks, insurance companies, credit unions, and other affinity groups, using our patented NewTracker® referral system. The NewTracker® system provides for security and transparency between referring parties, and allows us and our alliance partners to review in real time the status of any referral as well as to provide real time compliance oversight by the respective alliance partner. We own the NewTracker® patent, as well as all trademarks and other patented intellectual property used by us or our controlled portfolio companies.

We obtain referrals from individual professionals in geographic markets that have signed up to provide referrals and earn commissions through our BizExec and TechExec Programs, which include traditional information technology professionals, CPAs, independent insurance agents and sales and/or marketing professionals. We also market our electronic payment processing services through independent sales agents, and web technology and eCommerce services through internet-based marketing and third-party resellers.

Senior Lending Team and Executive Committee

The key members of our Senior Lending Team, which include Barry Sloane, Peter Downs, David Leone, Robert Hawes, Gary Golden and Gary Taylor (our “Senior Lending Team”), each has over 25 years of experience in finance-related fields. We believe that each member brings a complementary component to a team well-rounded in finance, accounting, operations, strategy, business law and executive management.

Our executive officers include Barry Sloane, Peter Downs, Jennifer C. Eddelson, Michael A. Schwartz, John Raven and Nilesh Joshi (our “Executive Committee”), which manage the Company, under the supervision of our Board. While our portfolio companies are independently managed, our Executive Committee oversees our controlled portfolio companies and, to the extent that we may make additional equity investments in the future, the Executive Committee will also have primary responsibility for identifying, screening, reviewing and completing such investments. We do not expect to focus our resources on investing in additional stand-alone equity investments, but may elect to do so from time to time on an opportunistic basis, if such opportunities arise. Messrs. Sloane and Downs have been involved together in the structuring and management of equity investments for the past ten years.

S-6

Market Opportunity

We believe that the limited amount of capital and financial products available to SMBs, coupled with the desire of these companies for flexible and partnership-oriented sources of capital and other financial products, create an attractive investment environment for us to further expand our small business finance platform and overall brand. We believe the following factors will continue to provide us with opportunities to grow and deliver attractive returns to stockholders.

The SMB market represents a large, underserved market. We believe that the SMB market, which we estimate to be over 27 million mostly privately-held businesses, is relatively underserved by traditional capital providers such as commercial banks, finance companies, hedge funds and collateralized loan obligation funds. Further, we believe that such companies generally possess conservative capital structures with significantly less debt to equity, as compared to larger companies with more financing options. As the largest non-bank originator of SBA 7(a) loans by dollar volume and currently the eighth largest SBA 7(a) lender in the U.S., we believe we and our controlled portfolio companies are well positioned to provide financing to SMBs, and have the technology and infrastructure in place to do so it cost effectively, in all 50 states, and across many industries.

Recent credit market dislocation for SMBs has created an opportunity for attractive risk-weighted returns.  We believe the credit crisis that began in 2007, and the subsequent exit of traditional capital sources, such as commercial banks, finance companies, hedge funds and collateralized loan obligation funds, has resulted in an increase in opportunities for alternative funding sources such as our SMB lending platform. We believe that the reduced competition in our market and an increased opportunity for attractive risk-weighted returns positions us well for future growth. The remaining lenders and investors in the current environment are requiring lower amounts of senior and total leverage, increased equity commitments and more comprehensive covenant packages than was customary in the years leading up to the credit crisis. We do not expect a reversal of these conditions in the foreseeable future.

Future refinancing activity is expected to create additional investment opportunities.  A high volume of financings completed between 2005 and 2008 will mature in the coming years. We believe this supply of opportunities coupled with limited financing providers focused on SMBs will continue to offer investment opportunities with attractive risk-weighted returns.

The increased capital requirements and other regulations placed on banks may reduce lending by traditional large financial institutions and community banks.  We believe that debt financing through traditional large financial institutions will continue to be constrained for several years as U.S. and international regulators continue to phase in financial reforms, such as Basel III, and U.S. regulators promulgate rules and regulations under the Dodd-Frank Wall Street Reform and the Consumer Protection Act. We believe that these regulations will increase capital requirements and have the effect of further limiting the capacity of traditional financial institutions to hold non-investment grade loans on their balance sheets. As a result, we believe that many of these financial institutions have de-emphasized their service and product offerings to SMBs, which we believe will make a higher volume of deal flow available to us.

Increased demand for comprehensive, business-critical SMB solutions.  Increased competition and rapid technological innovation are creating an increasingly competitive business environment that requires SMBs to fundamentally change the way they manage critical business processes. This environment is characterized by greater focus on increased quality, lower costs, faster turnaround and heightened regulatory scrutiny. To make necessary changes and adequately address these needs, we believe that companies are focusing on their core competencies and utilizing cost-effective outsourced solutions to improve productivity, lower costs and manage operations more efficiently. Our controlled portfolio companies provide critical business solutions such as business lending, receivables financing, including inventory financing and health care receivables, electronic payment processing, managed IT solutions (including eCommerce, webhosting and datacenters), personal and commercial insurance services and full-service payroll and benefit solutions. We believe that each of these market segments is underserved for SMBs and since we are able to provide comprehensive solutions under one platform, we are well positioned to continue to realize growth from these product offerings.

S-7

Competitive Advantages

We believe that we are well positioned to take advantage of investment opportunities in SMBs due to the following competitive advantages:

•	Internally Managed Structure and Significant Management Resources. We are internally managed by our executive officers under the supervision of our Board and do not depend on an external investment advisor. As a result, we do not pay investment advisory fees and all of our income is available to pay our operating costs, which include employing investment and portfolio management professionals, and to make distributions to our stockholders. We believe that our internally managed structure provides us with a lower cost operating expense structure, when compared to other publicly traded and privately-held investment firms which are externally managed, and allows us the opportunity to leverage our non-interest operating expenses as we grow our investment portfolio.

•	Business Model Enables Attractive Risk-Weighted Return on Investment in SBA Lending. Our SBA 7(a) loans are structured so as to permit rapid sale of the U.S. government guaranteed portions, often within weeks of origination, and the unguaranteed portions have been successfully securitized and sold, usually within a year of origination. The return of principal and premium may result in an advantageous risk-weighted return on our original investment in each loan. We may determine to retain the government guaranteed or unguaranteed portions of loans pending deployment of excess capital.

•	State of the Art Technology. Our patented NewTracker® software enables us to board a SMB customer, process the application or inquiry, assemble necessary documents, complete the transaction and create a daily reporting system. This system enables us to identify a transaction, then process the business transaction and generate internal reports used by management and external reports for strategic referral partners. It allows our referral partners to have digital access into our back office and follow on a real time, 24/7 basis the processing of their referred customers. This technology has been made applicable to all of the service and product offerings we make directly or through our controlled portfolio companies.

•	Established Direct Origination Platform with Extensive Deal Sourcing Infrastructure. We have established a direct origination pipeline for investment opportunities without the necessity for investment banks or brokers as well as broad marketing channels that allow for highly selective underwriting. Over the past twelve years, the combination of our brand, our portal, our patented NewTracker® technology, and our web presence as The Small Business Authority® have created an extensive deal sourcing infrastructure. We anticipate that our new web presence, Your Business Solutions CompanyTM, supported by our new web domain, NewtekOne.comTM, will continue this trend. Although we pay fees for loan originations that are referred to us by our alliance partners, our non-commissioned investment team works directly with the borrower to assemble and underwrite loans. We rarely invest in pre-assembled loans that are sold by investment banks or brokers. As a result, we believe that our unique national origination platform allows us to originate attractive credits at a low cost. We anticipate that our principal source of investment opportunities will continue to be in the same types of SMBs to which we currently provide financing. Our Executive Committee and Senior Lending Team will also seek to leverage their extensive network of additional referral sources, including alliance partners, law firms, accounting firms, financial, operational and strategic consultants and financial institutions, with whom we have completed investments. We believe our current infrastructure and expansive relationships should continue to enable us to review a significant amount of high quality, direct (or non-brokered) investment opportunities.

•	Experienced Senior Lending Team with Proven Track Record. We believe that, under the direction of our Senior Lending Team, NSBF has become one of the leading capital providers to SMBs. Since we acquired NSBF in 2003, through [ • ], NSBF has invested in excess of $[ • ] billion in [ • ] transactions. Our Senior Lending Team has expertise in managing the SBA process and has managed a diverse portfolio of investments with a broad geographic and industry mix. While our primary focus is to expand the debt financing activities of NSBF in SBA 7(a) loans, we expect SBA 504 loans to be a growth opportunity, although there can be no assurances that such growth will occur.

S-8

•	Flexible, Customized Financing Solutions for Seasoned, Smaller Businesses. While our primary focus as a BDC is to expand NSBF’s lending by providing SBA 7(a) loans to SMBs, we also seek to offer SMBs a variety of attractive financing structures, as well as cost effective and efficient business services, to meet their capital needs through our subsidiaries and controlled portfolio companies. In particular, CDS offers larger loans, between $5.0 – $10.0 million each, than available with the SBA guarantee, but with a higher interest rate to compensate for the increased risk. Unlike many of our competitors, we believe we have the platform to provide a complete package of business services and financing options for SMBs, which allows for cross-selling opportunities and improved client retention. We expect that a large portion of our capital will be loaned to companies that need growth capital, acquisition financing or funding to recapitalize or refinance existing debt facilities. Our lending will continue to focus on making loans to SMBs that:
o	have 3 to 10 years of operational history;
o	significant experience in management;
o	credit worthy owners who provide a personal guarantee for our investment;
o	show a strong balance sheet including primarily real estate to collateralize our investments; and
o	show sufficient cash flow to be able to service the payments on our investments comfortably.

We generally seek to avoid investing in high-risk, early-stage enterprises that are only beginning to develop their market share or build their management and operational infrastructure with limited collateral. We also believe our SBA license, combined with our PLP designation, provides us with a distinct competitive advantage over other SMB lenders that have not overcome these significant barriers-to-entry in our primary loan market.

•	Disciplined Underwriting Policies and Rigorous Portfolio Management. We pursue rigorous due diligence of all prospective investments originated through our platform. Our Senior Lending Team has developed an extensive underwriting due diligence process, which includes a review of the operational, financial, legal and industry performance and outlook for the prospective investment, including quantitative and qualitative stress tests, review of industry data and consultation with outside experts regarding the creditworthiness of the borrower. These processes continue during the portfolio monitoring process, when we will conduct field examinations, review compliance certificates and covenants and regularly assess the financial and business conditions and prospects of portfolio companies. Our controlled portfolio company SBL is a Standard & Poor’s rated servicer for commercial loans, offers servicing capabilities with a compact timeline for loan resolutions and dispositions and has attracted various third-party portfolios.

Summary Risk Factors

The value of our assets, as well as the market price of our shares, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. Investing in Newtek involves other risks, including the following:

Risk Related to Our Business and Structure

•	Throughout our 18 year history we have never operated as a BDC until we converted on November 12, 2014.
•	Our investment portfolio is recorded at fair value, with our Board having final responsibility for overseeing, reviewing and approving, in good faith, its estimate of fair value and, as a result, there is uncertainty as to the value of our portfolio investments.
•	Our financial condition and results of operations will depend on our ability to manage and deploy capital effectively.
•	We are dependent upon our Senior Lending Team and our Executive Committee for our future success, and if we are unable to hire and retain qualified personnel or if we lose any member of our Senior Lending Team or our Executive Committee our ability to achieve our investment objective could be significantly harmed.
•	We operate in a highly competitive market for investment opportunities, which could reduce returns and result in losses.
•	If we are unable to source investments effectively, we may be unable to achieve our investment objective.
•	Our business model depends to a significant extent upon strong referral relationships, and our inability to maintain or further develop these relationships, as well as the failure of these relationships to generate investment opportunities, could adversely affect our business.
•	Any failure on our part to maintain our status as a BDC would reduce our operating flexibility.

S-9

•	Regulations governing our operation as a BDC affect our ability to raise additional capital and the way in which we do so. As a BDC, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage.
•	Because we intend to distribute substantially all of our income to our stockholders to maintain our status as a RIC, we will continue to need additional capital to finance our growth, and regulations governing our operation as a BDC will affect our ability to, and the way in which we, raise additional capital and make distributions.
•	Because we borrow money, the potential for loss on amounts invested in us is magnified and may increase the risk of investing in us.
•	To the extent we borrow money to finance our investments, changes in interest rates will affect our cost of capital and net investment income.
•	We may experience fluctuations in our quarterly and annual results.
•	Our Board may change our investment objective, operating policies and strategies without prior notice or stockholder approval, the effects of which may be adverse.
•	We will be subject to corporate-level income tax if we are unable to qualify as a RIC or are unable to make the distributions required to maintain RIC tax treatment.
•	We may not be able to pay distributions to our stockholders, our distributions may not grow over time and a portion of our distributions may be a return of capital.
•	We may have difficulty paying our required distributions if we recognize income before or without receiving cash representing such income.
•	We may in the future choose to pay dividends in our own stock, in which case investors may be required to pay tax in excess of the cash they receive.
•	Internal control deficiencies could impact the accuracy of our financial results or prevent the detection of fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.
•	Changes in laws or regulations governing our operations may adversely affect our business or cause us to alter our business strategy.
•	We have specific risks associated with SBA loans.
•	Curtailment of the government-guaranteed loan programs could adversely affect our results of operations.
•	Curtailment of our ability to utilize the SBA 7(a) Loan Program by the Federal government could adversely affect our results of operations.
•	Our loans under the Section 7(a) Loan Program involve a high risk of default and such default could adversely impact our results of operations.
•	The loans we make under the Section 7(a) Loan Program face competition.
•	NSBF, our wholly-owned subsidiary, is subject to regulation by the SBA.
•	There can be no assurance that NSBF will be able to maintain its status as a PLP or that NSBF can maintain its SBA 7(a) license.
•	If NSBF fails to comply with SBA regulations in connection with the origination, servicing, or liquidation of an SBA 7(a) loan, liability on the SBA guaranty, in whole or part, could be transferred to NSBF. Our business is subject to increasingly complex corporate governance, public disclosure and accounting requirements that are costly and could adversely affect our business and financial results.
•	If we cannot obtain additional capital because of either regulatory or market price constraints, we could be forced to curtail or cease our new lending and investment activities, our net asset value could decrease and our level of distributions and liquidity could be affected adversely.
•	Capital markets may experience periods of disruption and instability and we cannot predict when these conditions will occur. Such market conditions could materially and adversely affect debt and equity capital markets in the United States and abroad, which could have a negative impact on our business, financial condition and results of operations.
•	We are highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our securities and our ability to make distributions to our stockholders.
•	Terrorist attacks, acts of war or natural disasters may affect any market for our securities, impact the businesses in which we invest and harm our business, operating results and financial condition.

S-10

•	We face cyber-security risks.
•	We could be adversely affected by information security breaches or cyber security attacks.
•	The failure of our cyber-security systems, as well as the occurrence of events unanticipated in our disaster recovery systems and management continuity planning, could impair our ability to conduct business effectively.

Risks Related to Our Investments Generally

•	Our investments are very risky and highly speculative.
•	An investment strategy focused primarily on smaller privately held companies involves a high degree of risk and presents certain challenges, including the lack of available information about these companies, a dependence on the talents and efforts of only a few key portfolio company personnel and a greater vulnerability to economic downturns.
•	Our investments in leveraged portfolio companies may be risky, and you could lose all or part of your investment.
•	Our portfolio companies may incur debt that ranks equally with, or senior to, our investments in such companies.
•	Second priority liens on collateral securing loans that we make to our portfolio companies may be subject to control by senior creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay in full both the first priority creditors and us.
•	If we make subordinated investments, the obligors or the portfolio companies may not generate sufficient cash flow to service their debt obligations to us.
•	The disposition of our investments may result in contingent liabilities.
•	There may be circumstances where our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims.
•	Economic recessions could impair our portfolio companies and harm our operating results.
•	The lack of liquidity in our investments may adversely affect our business.
•	Our failure to make follow-on investments in our portfolio companies could impair the value of our portfolio.
•	Our portfolio may lack diversification among portfolio companies which may subject us to a risk of significant loss if one or more of these companies default on its obligations under any of its debt instruments.
•	We are a non-diversified investment company within the meaning of the 1940 Act, and therefore we may invest a significant portion of our assets in a relatively small number of issuers, which subjects us to a risk of significant loss if any of these issuers defaults on its obligations under any of its debt instruments or as a result of a downturn in the particular industry.
•	Our portfolio may be concentrated in a limited number of industries, which may subject us to a risk of significant loss if there is a downturn in a particular industry in which a number of our investments are concentrated.
•	Because we may not hold controlling equity interests in certain of our portfolio companies, we may not be in a position to exercise control over our portfolio companies or to prevent decisions by management of our portfolio companies that could decrease the value of our investments.
•	Defaults by our portfolio companies will harm our operating results.
•	If we and our portfolio companies are unable to protect our intellectual property rights, our business and prospects could be harmed, and if we and our portfolio companies are required to devote significant resources to protecting their intellectual property rights, the value of our investment could be reduced.
•	Prepayments of our debt investments by our portfolio companies could adversely impact our results of operations and reduce our return on equity.
•	We may not realize gains from our equity investments.
•	We may expose ourselves to risks if we engage in hedging transactions.
•	An increase in non-performing assets would reduce our income and increase our expenses.
•	If the assets securing the loans that we make decrease in value, then we may lack sufficient collateral to cover losses.
•	We could be adversely affected by weakness in the residential housing and commercial real estate markets.

S-11

Risks Relating to Our Controlled Portfolio Companies – Newtek Merchant Solutions (NMS)

•	We could be adversely affected if either of NMS’ two bank sponsorships is terminated.
•	If NMS or its processors or bank sponsors fail to adhere to the standards of the Visa® and MasterCard® bankcard associations, its registrations with these associations could be terminated and it could be required to stop providing payment processing services for Visa® and MasterCard®.
•	On occasion, NMS experiences increases in interchange and sponsorship fees. If it cannot pass along these increases to its merchants, its profit margins will be reduced.
•	Unauthorized disclosure of merchant or cardholder data, whether through breach of our computer systems or otherwise, could expose us to liability and business losses.
•	NMS is liable if its processing merchants refuse or cannot reimburse charge-backs resolved in favor of their customers.
•	NMS has potential liability for customer or merchant fraud.
•	NMS payment processing systems may fail due to factors beyond its control, which could interrupt its business or cause it to lose business and likely increase costs.
•	The electronic payment processing business is undergoing very rapid technological changes which may make it difficult or impossible for NMS or Premier Payments to compete effectively.
•	NMS and others in the payment processing industry have come under increasing pressures from various regulatory agencies seeking to use the leverage of the payment processing business to limit or modify the practices of merchants which could lead to increased costs and liabilities.
•	Increased regulatory focus on the payments industry may result in costly new compliance burdens on NMS’ clients and on NMS itself, leading to increased costs and decreased payments volume and revenues.

Risks Related to Our Controlled Portfolio Companies – Newtek Technology Solutions (NTS)

•	NTS operates in a highly competitive industry in which technological change can be rapid.
•	NTS’ technology solutions business depends on the efficient and uninterrupted operation of its computer and communications hardware systems and infrastructure.
•	NTS’ inability to maintain the integrity of its infrastructure and the privacy of confidential information would materially affect its business.
•	NTS could be adversely affected by information security breaches or cyber security attacks.
•	NTS’ business depends on Microsoft Corporation and others for the licenses to use software as well as other intellectual property in the managed technology solutions business.
•	NTS’ managed technology business is built on technological platforms relying on the Microsoft Windows® products and other intellectual property that NTS currently licenses. As a result, if NTS is unable to continue to have the benefit of those licensing arrangements or if the products upon which its platform is built become obsolete, its business could be materially and adversely affected.

Risks Related to Our Controlled Portfolio Companies – Newtek Insurance Agency (NIA)

•	NIA depends on third parties, particularly property and casualty insurance companies, to supply the products marketed by its agents.
•	If NIA fails to comply with government regulations, its insurance agency business would be adversely affected.
•	NIA does not have any control over the commissions it earns on the sale of insurance products which are based on premiums and commission rates set by insurers and the conditions prevalent in the insurance market.

Risks Related to Our Controlled Portfolio Companies – Newtek Payroll and Benefits Solutions (NPS)

•	Unauthorized disclosure of customer employee data, whether through a cyber-security breach of our computer systems or otherwise, could expose NPS to liability and business losses.
•	NPS is subject to risks surrounding Automated Clearing House (“ACH”) payments.
•	NPS’ systems may be subject to disruptions that could adversely affect its business and reputation.
•	If NPS fails to adapt its technology to meet client needs and preferences, the demand for its services may diminish.
•	NPS could incur unreimbursed costs or damages due to delays in processing inherent in the banking system.

S-12

Risks Related to Our Controlled Portfolio Companies – Newtek Business Credit Solutions (NBC)

•	An unexpected level of defaults in NBC’s accounts receivables portfolio would reduce its income and increase its expenses.
•	NBC’s reserve for credit losses may not be sufficient to cover unexpected losses. NBC depends on outside financing to support its receivables financing business.

Legal Proceedings – Portfolio Companies

•	Our portfolio companies may, from time to time, be involved in various legal matters, including the currently pending case – Federal Trade Commission v. WV Universal Management, LLC et al., which may have an adverse effect on their operations and/or financial condition.

Risks Relating to Our CAPCO Business

•	The Capco programs and the tax credits they provide are created by state legislation and implemented through regulation, and such laws and rules are subject to possible action to repeal or retroactively revise the programs for political, economic or other reasons. Such an attempted repeal or revision would create substantial difficulty for the Capco programs and could, if ultimately successful, cause us material financial harm.
•	Because our Capcos are subject to requirements under state law, a failure of any of them to meet these requirements could subject the Capco and our stockholders to the loss of one or more Capcos.
•	We know of no other publicly-held company that sponsors and operates Capcos as a part of its business. As such, there are, to our knowledge, no other companies against which investors may compare our Capco business and its operations, results of operations and financial and accounting structures.

Risks Relating to Our Securities

•	As of May 20, 2016, two of our stockholders, one a current and one a former executive officer, each beneficially own approximately 7% of our common stock, and are able to exercise significant influence over the outcome of most stockholder actions. Our common stock price may be volatile and may decrease substantially.
•	Future issuances of our common stock or other securities, including preferred shares, may dilute the per share book value of our common stock or have other adverse consequences to our common stockholders.
•	Our stockholders may experience dilution upon the repurchase of common shares.
•	The authorization and issuance of “blank check” preferred shares could have an anti-takeover effect detrimental to the interests of our stockholders.
•	Our business and operation could be negatively affected if we become subject to any securities litigation or stockholder activism, which could cause us to incur significant expense, hinder execution of investment strategy and impact our stock price.
•	Provisions of the Maryland General Corporation Law and of our charter and bylaws could deter takeover attempts and have an adverse impact on the price of our common stock.
•	Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock.
•	If we issue preferred stock, the net asset value and market value of our common stock will likely become more volatile.
•	Stockholders may incur dilution if we sell shares of our common stock in one or more offerings at prices below the then current net asset value per share of our common stock or issue securities to subscribe to, convert to or purchase shares of our common stock.

Risk Related to Our Publicly-Traded Debt

•	The 7.5% notes due 2022 (the “2022 Notes”) and the 7.00% notes due 2021 (the “2021 Notes,” and together with the 2022 Notes, the “Notes”) are unsecured and therefore are effectively subordinated to any secured indebtedness we have outstanding or may incur in the future.
•	The Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
•	The indenture under which the Notes were issued contains limited protection for holders of the Notes.
•	If we default on our obligations to pay other indebtedness that we may incur in the future, we may not be able to make payments on the Notes.
•	We may choose to redeem the Notes when prevailing interest rates are relatively low.
•	The trading market or market value of our publicly traded debt securities may fluctuate.
•	Pending legislation may allow us to incur additional leverage.

S-13

See “Risk Factors” beginning on page [ • ], and the other information included in this prospectus supplement, for additional discussion of factors you should carefully consider before deciding to invest in our securities.

Recent Developments

[Insert description of recent developments at time of offering.]

Operating and Regulatory Structure

The Company is a Maryland corporation that is an internally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. As a BDC, we are required to meet regulatory tests, including the requirement to invest at least 70% of our gross assets in “qualifying assets.” Qualifying assets generally include securities of private or thinly traded U.S. companies and cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less. See “Regulation” in the accompanying prospectus. In addition, we intend to elect to be treated for U.S. federal income tax purposes, and intend to qualify annually thereafter, as a RIC under the Code. See “Material U.S. Federal Income Tax Considerations” in this prospectus supplement and the accompanying prospectus.

Our Corporate Information

Our principal executive offices are located at 1981 Marcus Avenue, Suite 130, Lake Success, NY 11042, our telephone number is (212) 356-9500 and our website may be found at http://www.NewtekOne.com. Information contained in our website is not incorporated by reference into this prospectus, and you should not consider that information to be part of this prospectus.

S-14

SPECIFIC TERMS OF THE NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

Issuer	Newtek Business Services Corp.

Title of the Securities	%[ • ] [insert ranking/conversion information] Notes due [ • ]

Initial Aggregate Principal Amount Being Offered	$ [ • ]

Overallotment Option	The underwriters may also purchase from us up to an additional $[ • ] aggregate principal amount of Notes within [ • ] days of the date of this prospectus supplement.

Initial Public Offering Price	[ • ]% of the aggregate principal amount of Notes

Principal Payable at Maturity	[ • ] % of the aggregate principal amount of Notes; the principal amount of each Note will be payable on its stated maturity date at the office of the Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in New York City as may be specified in the indenture or a notice to holders.

Type of Note	Fixed-rate note

Interest Rate	[ • ]%

Day Count Basis	360-day year of twelve 30-day months

Trade Date	[ • ], 20[ • ]

Maturity Date	[ • ], 20[ • ]

Date Interest Starts Accruing	[ • ], 20[ • ]

Interest Payment Dates	[ • ], [ • ], [ • ], and [ • ], commencing [ • ], 20[ • ]. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest Periods	The initial interest period will be the period from and including [ • ], 20[ • ], to, but excluding, the initial interest payment date of [ • ], 20[ • ], and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Specified Currency	U.S. Dollars

Place of Payment	New York City

S-15

Ranking of Notes	The Notes will be our direct unsecured obligations and will rank:

•        pari passu, or equal, with our existing and future unsecured Indebtedness, including without limitation the $[ • ] million of Notes due 2022 and $[ • ] million in Notes due 2021 existing;

•        senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

•       effectively subordinated, or junior, to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured in respect of which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, including without limitation, [ • ]. Effective subordination means that any right you have to participate in any distribution of our assets upon our liquidation or insolvency will be subject to the prior claims of our secured creditors; and

•        structurally subordinated, or junior, to all existing and future indebtedness and other obligations of any of our subsidiaries or financing vehicles, if any, including, without limitation, $[ • ] million of debt outstanding, including $[ • ] million outstanding under our $50.0 million credit facility with Capital One, securitization notes payable of $[ • ] million, and $[ • ] million of notes payable to two of our controlled portfolio companies as of [ • ], 20[ • ]. Structural subordination means that creditors of a parent entity are subordinate to creditors of a subsidiary entity with respect to the subsidiary’s assets.

In the event that one of our subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, its assets will be used first to satisfy the claims of its creditors. Consequently, any claim by us or our creditors, including holders of our Notes, against any subsidiary will be structurally subordinated to all of the claims of the creditors of such subsidiary. We cannot assure Notes holders that they will receive any payments required to be made under the terms of the Notes.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Denominations	We will issue the Notes in denominations of $[ • ] and integral multiples of $[ • ] in excess thereof.

Business Day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.

Optional Redemption	The Notes may be redeemed in whole or in part at any time or from time to time at a redemption price equal to the greater of (1) [ • ]% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus basis points, plus, in each case, accrued and unpaid interest to the redemption date.

S-16

Sinking Fund	The Notes will not be subject to any sinking fund. (i.e., no amounts will be set aside by us to ensure repayment of the Notes at maturity). As a result, our ability to repay the Notes at maturity will depend on our financial condition on the date that we are required to repay the Notes.

[Offer to Purchase upon a Change of Control Repurchase Event	If a Change of Control Repurchase Event occurs prior to maturity, holders will have the right, at their option, to require us to repurchase for cash some or all of the Notes at a repurchase price equal to [ ]% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.]

Legal Defeasance	The Notes are subject to legal defeasance by us, which means that, subject to the satisfaction of certain conditions, including depositing in trust for the benefit of the holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates, we can legally release ourselves from all payment and other obligations on the Notes.

Covenant Defeasance	The Notes are subject to covenant defeasance by us, which means that, subject to the satisfaction of certain conditions, including depositing in trust for the benefit of the holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates, we will be released from some of the restrictive covenants in the indenture.

Form of Notes	The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

Trustee, Paying Agent, Registrar and Transfer Agent	[ • ]

Events of Default	If an event of default (as described herein under “Description of Notes”) on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest, may be declared immediately due and payable, subject to conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events involving us. [Add any other negotiated events of default.]

Other Covenants	In addition to the covenants described in the accompanying prospectus, the following covenants shall apply to the Notes:

S-17

• We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, whether or not we are subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC.

• If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles (“GAAP”).

No Established Trading Market	The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Although the underwriters have informed us that they intend to make a market in the Notes, they are not obligated to do so, and may discontinue any such market making at any time without notice. Accordingly, we cannot assure you that a liquid market for the Notes will develop or be maintained.

Global Clearance and Settlement Procedures	Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law	The Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

[Update for any other terms applicable to the Notes to the extent required to be disclosed by applicable law or regulation.]

S-18

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus supplement and accompanying prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about the Company, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement and accompanying prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	our ability to obtain exemptive relief from the SEC to co-invest and to engage in joint restructuring transactions or joint follow-on investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate or repay their borrowings, which could lead to the loss of some or all of our investments in such portfolio companies;

•	a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities;

•	interest rate volatility could adversely affect our results, particularly if we use leverage as part of our investment strategy; and

•	the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement, accompanying prospectus, and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement of the accompanying prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” in the accompanying prospectus and elsewhere in this prospectus supplement and accompanying prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the respective dates of this prospectus supplement and accompanying prospectus. However, we will update this prospectus supplement and accompanying prospectus to reflect any material changes to the information contained herein. The forward-looking statements and projections contained in this prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1933, as amended.

S-19

RISK FACTORS

You should carefully consider the risk factors described below and under the caption “Risk Factors” in the accompanying prospectus, together with all of the other information included in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes thereto, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected.

[We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.]

Upon the occurrence of a Change of Control Repurchase Event, as defined in the indenture that governs the Notes, as supplemented, subject to certain conditions, we will be required to offer to repurchase all outstanding Notes at [ ]% of their principal amount, plus accrued and unpaid interest. The source of funds for that purchase of Notes will be our available cash or cash generated from our operations or other potential sources, including borrowings, investment repayments, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. [Insert effect a change of control would have on existing senior securities and obligations, as applicable.]  Our future debt instruments also may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require us to repurchase all the Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our future debt instruments, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes and/or our other debt. See “Description of Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.”]

S-20

CAPITALIZATION

The following table sets forth our capitalization as of [ • ], 20[ • ]:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of $[ • ] in aggregate principle amount of Notes (assuming no exercise of the overallotment option) at an assumed public offering price of 100% of par, after deducting the underwriting discounts and commissions of $[ • ] and estimated offering expenses of approximately $[ • ] payable by us, and to reflect the use of proceeds from this offering.

You should read this table together with “Use of Proceeds” and financial statements and related notes thereto included elsewhere in this prospectus supplement and the accompanying prospectus.

As of [ • ], 20[ • ]
	Actual	As Adjusted (unaudited)
(in thousands)
Assets:
Cash and cash equivalents	$	$
Investments at fair value
Other assets
Total assets	$	$

Liabilities:
Credit Facilities payable	$	$
Securitization notes payable	$	$
Other liabilities	$	$

Total liabilities	$	$
Net assets	$	$

Stockholders’ equity:
Common stock, par value $0.02 per share; 200,000,000 shares authorized, [ • ] shares outstanding	$	$
Capital in excess of par value	$	$

Total stockholders’ equity	$	$

S-21

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the $[ • ] million aggregate principal amount of Notes in this offering will be approximately $[ • ] million (or approximately $[ • ] million if the underwriters fully exercise their option to purchase additional Notes), in each case assuming a public offering price of 100% of par, after deducting the underwriting discounts and commissions of $[ • ] million (or approximately $[ • ] million if the underwriters fully exercise their option to purchase additional Notes) payable by us and estimated offering expenses of approximately $[ • ] million payable by us.

We intend to use the net proceeds from selling our Notes for funding investments in debt and equity securities in accordance with our investment objective and strategies described in this prospectus supplement and accompanying prospectus. Additionally, we may use net proceeds for general corporate purposes, which include funding investments, repaying any outstanding indebtedness, acquisitions, and other general corporate purposes. The supplement to this prospectus relating to an offering will more fully identify the use of proceeds from such offering.

We anticipate that substantially all of the net proceeds of any offering our Notes will be used for the above purposes within six to nine months from the consummation of the offering, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions. We cannot assure you we will achieve our targeted investment pace. We expect that it may take more than three months to invest all of the net proceeds of an offering of our securities, in part because investments in private companies often require substantial research and due diligence.

Pending such investments, we will invest the net proceeds primarily in cash, cash equivalents, U.S. government securities and other high-quality temporary investments that mature in one year or less from the date of investment. See “Regulation — Temporary Investments” for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

S-22

RATIOS OF EARNINGS TO FIXED CHARGES

The following table contains our ratio of earnings to fixed charges for the periods indicated, computed as set forth below. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, included in the accompanying prospectus.

	For The Months Ended [ • ] 20[ • ]	For The Months Ended [ • ] 20[ • ]	For The Months Ended [ • ] 20[ • ]	For The Months Ended [ • ] 20[ • ]	For The Months Ended [ • ] 20[ • ]
Earnings to Fixed Charges(1)

(1)	Earnings include net realized and unrealized gains or losses. Net realized and unrealized gains or losses can vary substantially from period to period.

For purposes of computing the ratios of earnings to fixed charges, earnings represent net increase in net assets resulting from operations plus (or minus) income tax expense (benefit) including excise tax expense plus fixed charges. Fixed charges include interest and amortization of debt issuance costs.

S-23

DESCRIPTION OF NOTES

[Insert description of Notes]

S-24

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax considerations (and, in the case of a non-U.S. holder (as defined below), the material U.S. federal estate tax consequences) applicable to an investment in the Notes. This summary does not purport to be a complete description of the income and estate tax considerations applicable to such an investment. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, and administrative and judicial interpretations, each as of the date of this prospectus and all of which are subject to change, potentially with retroactive effect, or to differing interpretations. You should consult your own tax advisor with respect to tax considerations that pertain to your acquisition, ownership and disposition of our Notes.

This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes) and does not purport to address persons in special tax situations, such as financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies and regulated investment companies (and shareholders of such corporations), dealers in securities or currencies, traders in securities, former citizens of the United States, persons holding the Notes as a hedge against currency risks or as a position in a “straddle,” “hedge,” “constructive sale transaction” or “conversion transaction” for U.S. federal income tax purposes, entities that are tax-exempt for U.S. federal income tax purposes, retirement plans, individual retirement accounts, tax-deferred accounts, persons subject to the alternative minimum tax, pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities, or persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. It also does not address beneficial owners of the Notes other than original purchasers of the Notes who acquire the Notes in this offering for a price equal to their original issue price (i.e., the first price at which a substantial amount of the Notes are sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who, for U.S. federal income tax purposes, is citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust (a) subject to the control of one or more United States persons and the primary supervision of a court in the United States, or (b) that existed on August 20, 1996 and has made a valid election (under applicable U.S. Treasury regulations) to be treated as a domestic trust; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

The term “non-U.S. holder” means a beneficial owner of a Note that is neither a U.S. holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by, among other ways, being present in the United States (i) on at least 31 days in the calendar year, and (ii) for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Resident aliens are subject to U.S. federal income tax as if they were United States citizens.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds any Notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships holding Notes should consult their own tax advisors.

S-25

If you are considering purchasing the Notes, you should consult your own tax advisor concerning the application of the U.S. federal income tax laws to you in light of your particular situation, as well as any consequences to you of acquiring, owning and disposing of the Notes under the laws of any state, local, foreign or other taxing jurisdiction.

Taxation of U.S. Holders

Payments of Interest

Payments or accruals of interest on a Note generally will be taxable to a U.S. holder as ordinary interest income at the time they are received (actually or constructively) or accrued, in accordance with the U.S. holder’s regular method of tax accounting.

Sale, Exchange, Redemption or Other Taxable Disposition of a Note

Upon the sale, exchange, redemption or other taxable disposition of a Note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other taxable disposition (excluding amounts representing accrued and unpaid interest, which are treated as ordinary income to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will equal the U.S. holder’s initial investment in the Note. Capital gain or loss generally will be long-term capital gain or loss if the Note was held for more than one year. Long-term capital gains recognized by individuals and certain other non-corporate U.S. holders generally are eligible for reduced rates of taxation. The distinction between capital gain or loss and ordinary income or loss is also important in other contexts; for example, for purposes of the limitations on a U.S. holder’s ability to offset capital losses against ordinary income.

Unearned Income Medicare Contribution

A tax of 3.8% is imposed on certain “net investment income” (or “undistributed net investment income”, in the case of estates and trusts) received by certain taxpayers with modified adjusted gross incomes above certain threshold amounts. “Net investment income” as defined for United States federal Medicare contribution purposes generally includes interest payments and gain recognized from the sale, exchange, redemption or other taxable disposition of the Notes. Tax-exempt trusts, which are not subject to income taxes generally, and foreign individuals will not be subject to this tax. U.S. holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the Notes.

Information Reporting and Backup Withholding

In general, a U.S. holder that is not an “exempt recipient” will be subject to U.S. federal backup withholding tax at the applicable rate (currently 28%) with respect to payments on the Notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the Notes, unless the U.S. holder provides its taxpayer identification number to the paying agent and certifies, under penalty of perjury, that it is not subject to backup withholding on an IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or a suitable substitute form (or other applicable certificate) and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder may be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided the required information is furnished to the IRS in a timely manner. In addition, payments on the Notes made to, and the proceeds of a sale, exchange, redemption or other taxable disposition by, a U.S. holder generally will be subject to information reporting requirements, unless such U.S. holder is an exempt recipient and appropriately establishes that exemption.

Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “— Information Reporting and Backup Withholding,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the Notes as long as that interest is not “effectively connected” with the non-U.S. holder’s conduct of a trade or business within the United States and:

S-26

•	the non-U.S. holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us, actually or by attribution, through stock ownership;

•	the non-U.S. holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of the non-U.S. holder’s trade or business; and

•	either (i) the non-U.S. holder certifies under penalties of perjury on IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals)), IRS Form W-8BEN-E (Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities)) or a suitable substitute form (or other applicable certificate) that it is not a U.S. person, and provides its name, address and certain other required information or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the non-U.S. holder, certifies under penalties of perjury that the certification referred to in clause (i) has been received from the non-U.S. holder or an intermediate financial institution and furnishes to us a copy thereof.

A non-U.S. holder that does not qualify for exemption from withholding as described above will generally be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the Notes (except as described below with respect to effectively connected income). A non-U.S. holder may be entitled to the benefits of an income tax treaty under which interest on the Notes is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided the non-U.S. holder furnishes us with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or a suitable substitute form (or other applicable certificate) claiming the reduction or exemption and the non-U.S. holder complies with any other applicable procedures.

Sale, Exchange, Redemption or Other Taxable Disposition of a Note

Generally, a non-U.S. holder will not be subject to U.S. federal income or withholding taxes on any amount that constitutes capital gain upon the sale, exchange, redemption, or other taxable disposition of a Note, provided that:

•	the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (or, if required by an applicable income tax treaty, is not attributable to a United States “permanent establishment” maintained by the non-U.S. holder); and

•	the non-U.S. holder is not an individual who is present in the U.S. for 183 days or more in the taxable year of the sale, exchange, or other taxable disposition and meets certain other conditions (unless such holder is eligible for relief under an applicable income tax treaty).

Certain other exceptions may be applicable, and a non-U.S. holder should consult its tax advisor in this regard.

Effectively Connected Income

In the case of a non-U.S. holder that is a corporation and that receives income that is effectively connected with the conduct of a United States trade or business, such income may also be subject to a branch profits tax (which is generally imposed on a non-U.S. corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a United States trade or business) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if the non-U.S. holder is a qualified resident of a country with which the United States has an income tax treaty.

S-27

To claim the benefit of an income tax treaty or to claim exemption from withholding because income is effectively connected with a United States trade or business, the non-U.S. holder must timely provide the appropriate, properly executed IRS forms. The non-U.S. holder must inform the recipient of any changes on these forms within 30 days of such change. These forms may be required to be periodically updated. Also, a non-U.S. holder who is claiming the benefits of a treaty may be required to obtain a United States taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Information Reporting and Backup Withholding

Under current U.S. Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the amount of interest paid to the non-U.S. holder and the amount of tax withheld, if any, from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments.” Such backup withholding and additional information reporting will not apply to payments on the Notes made by us or our paying agent to a non-U.S. holder if the certification described above under “— Payments of Interest” is received from the non-U.S. holder.

Backup withholding and information reporting will generally not apply to payments of proceeds from the sale, exchange, redemption or other taxable disposition of a Note made to a non-U.S. holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a “United States person” (as defined in the Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the non-U.S. holder is not a “U.S. person” (as defined in the Code) and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption. Payments of proceeds from the sale, exchange, redemption or other taxable disposition of a Note made to a non-U.S. holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the non-U.S. holder certifies, under penalties of perjury, that it is not a “United States person” (as defined in the Code) and it satisfies certain other conditions, or the non-U.S. holder otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder may be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

Estate Tax

A Note that is held by an individual who, at the time of death, is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) generally will not be subject to the U.S. federal estate tax, unless, at the time of death, (i) such individual directly or indirectly, actually or constructively, owns ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the U.S. Treasury regulations thereunder or (ii) such individual’s interest in the Notes is effectively connected with the individual’s conduct of a U.S. trade or business.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (“FATCA”) generally impose a U.S. federal withholding tax of 30% on payments of interest or gross proceeds from the disposition of a debt instrument to certain non-U.S. entities, including certain foreign financial institutions and investment funds, unless such non-U.S. entity complies with certain reporting requirements regarding its U.S. account holders and its U.S. owners. Pursuant to U.S. Treasury regulations and other Treasury guidance, these rules generally are not effective for payments of interest until July 1, 2014, and, in the case of payments of gross proceeds, until January 1, 2019, and, even after such effective dates, the new withholding obligations will not apply to payments on, or with respect to, obligations that are outstanding on July 1, 2014 unless such obligations are significantly modified (and thus are treated as being reissued for U.S. federal income tax purposes) after such date.

S-28

Holders should consult their own tax advisors regarding FATCA and whether it may be relevant to their acquisition, ownership and disposition of the Notes.

You should consult your own tax advisor with respect to the particular tax consequences to you of an investment in the Notes, including the possible effect of any pending legislation or proposed regulations.

Taxation as a Regulated Investment Company

For any taxable year in which we:

•	qualify as a RIC; and

•	distribute to our stockholders, for each taxable year, at least 90% of our “investment company taxable income,” which generally is our ordinary income plus the excess of our realized net short-term capital gains over our realized net long-term capital losses (the “Annual Distribution Requirement”)

we generally will not be subject to U.S. federal income tax on the portion of our income we distribute (or are deemed to distribute) to stockholders. We will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gains not distributed (or deemed distributed) to our stockholders.

We will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income unless we distribute in a timely manner an amount at least equal to the sum of (1) 98% of our net ordinary income for each calendar year, (2) 98.2% of our capital gain net income for the one-year period ending October 31 in that calendar year and (3) any income recognized, but not distributed, in preceding years and on which we paid no corporate-level U.S. federal income tax (the “Excise Tax Avoidance Requirement”). We generally will endeavor in each taxable year to make sufficient distributions to our stockholders to avoid any U.S. federal excise tax on our earnings.

In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things:

•	continue to qualify as a BDC under the 1940 Act at all times during each taxable year;

•	derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities, net income from certain “qualified publicly traded partnerships,” or other income derived with respect to our business of investing in such stock or securities (the “90% Income Test”); and

•	diversify our holdings so that at the end of each quarter of the taxable year:

•	at least 50% of the value of our assets consists of cash, cash equivalents, U.S. Government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

•	no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or of certain “qualified publicly traded partnerships” (the “Diversification Tests”).

Qualified earnings may exclude such income as management fees received in connection with our SBIC subsidiaries or other potential outside managed funds and certain other fees.

S-29

We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as debt instruments with PIK interest or, in certain cases, increasing interest rates or issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. We may also have to include in income other amounts that we have not yet received in cash, such as PIK interest, deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock, or certain income with respect to equity investments in foreign corporations. Because any original issue discount or other amounts accrued will be included in our investment company taxable income for the year of accrual, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirement, even though we will not have received any corresponding cash amount.

Although we do not presently expect to do so, we are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. Our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous. If we are prohibited from making distributions or are unable to obtain cash from other sources to make the distributions, we may fail to qualify as a RIC, which would result in us becoming subject to corporate-level U.S. federal income tax.

In addition, we will be partially dependent on our SBIC subsidiaries for cash distributions to enable us to meet the RIC distribution requirements. Our SBIC subsidiaries may be limited by the Small Business Investment Act of 1958, and SBA regulations governing SBICs, from making certain distributions to us that may be necessary to maintain our status as a RIC. We may have to request a waiver of the SBA’s restrictions for our SBIC subsidiaries to make certain distributions to maintain our RIC status. We cannot assure you that the SBA will grant such waiver. If our SBIC subsidiaries are unable to obtain a waiver, compliance with the SBA regulations may cause us to fail to qualify as a RIC, which would result in us becoming subject to corporate-level U.S. federal income tax.

A RIC is limited in its ability to deduct expenses in excess of its “investment company taxable income” (which is, generally, ordinary income plus net realized short-term capital gains in excess of net realized long-term capital losses). If our expenses in a given year exceed gross taxable income (e.g., as the result of large amounts of equity-based compensation), we would experience a net operating loss for that year.

Failure to Qualify as a Regulated Investment Company

If we fail to satisfy the 90% Income Test or the Diversification Tests for any taxable year, we may nevertheless continue to qualify as a RIC for such year if certain relief provisions are applicable (which may, among other things, require us to pay certain corporate-level U.S. federal income taxes or to dispose of certain assets).

If we were unable to qualify for treatment as a RIC and the foregoing relief provisions are not applicable, we would be subject to tax on all of our taxable income at regular corporate rates, regardless of whether we make any distributions to our stockholders. If we fail to qualify as a RIC, and are subject to corporate tax, we may experience a decrease in cash flow, which may impact our ability to repay the Notes.

To requalify as a RIC in a subsequent taxable year, we would be required to satisfy the RIC qualification requirements for that year and dispose of any earnings and profits from any year in which we failed to qualify as a RIC. Subject to a limited exception applicable to RICs that qualified as such under the Code for at least one year prior to disqualification and that requalify as a RIC no later than the second year following the non-qualifying year, we could be subject to tax on any unrealized net built-in gains in the assets held by us during the period in which we failed to qualify as a RIC that are recognized within the subsequent five years, unless we made a special election to pay corporate-level tax on such built-in gain at the time of our requalification as a RIC.

S-30

Investors should consult their own tax advisors with respect to the particular tax consequences of an investment in the Notes in their individual circumstances, including the possible effect of any pending legislation or proposed regulations.

S-31

UNDERWRITING

[ • ], [ • ] and [ • ], are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement, dated the date hereof, among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Overallotment Option

[Describe overallotment option if provided]

Commissions and Discounts

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

The expenses of the offering, not including the underwriting discount, are estimated at $[   ] and are payable by us.

No Sales of Similar Securities

We have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company or file any registration statement under the Securities Act with respect to any of the foregoing for a period of 30 days after the date of this prospectus without first obtaining the written consent of the representatives. This consent may be given at any time.

No Established Trading Market

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system.

S-32

We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Settlement

We expect that delivery of the Notes will be made to investors on or about [ • ], 20[ • ], which will be the [ • ] business day following the date of this prospectus (such settlement being referred to as “[ • ]”).

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Electronic Offer, Sale and Distribution of Notes

The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a web site maintained by the underwriters, and the underwriters may distribute such prospectuses electronically. The underwriters may allocate a limited principal amount of the Notes for sale to their online brokerage customers. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters or selling group members is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters and should not be relied on by investors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. [ • ] has been retained to provide financial and other consulting services to Newtek for a fee of $[   ] per quarter. As of the date of this prospectus, [ • ] has received one quarterly payment of $[ • ] from Newtek for such services. The underwriters and their respective affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to Newtek and our affiliates or our portfolio companies for which they have received or will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with Newtek or on behalf of Newtek or any of our portfolio companies and/or affiliates. In addition, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to Newtek and our affiliates.

S-33

The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to Newtek or any of our portfolio companies.

We may purchase securities of third parties from the underwriters or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if — among other things — we identified securities that satisfied our investment needs and completed our due diligence review of such securities.

After the date of this prospectus, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of their businesses and not in connection with the offering of the Notes. In addition, after the offering period for the sale of the Notes, the underwriters or their affiliates may develop analyses or opinions related to Newtek or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding Newtek to our noteholders or any other persons.

In the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters and their affiliates that may in the future have a lending relationship with us may routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such short positions could adversely affect future trading prices of the Notes. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Certain of the underwriters and their affiliates were underwriters in connection with our initial public offering, for which they received customary fees.

[Insert principal business addresses of underwriters.]

Other Jurisdictions

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, District of Columbia. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by [ • ], [ • ], [ • ].

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Include information regarding Newtek Business Services Corp.’s independent registered public accounting firm to the extent required to be disclosed by applicable law or regulation.]

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the Notes offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the Notes being offered by this prospectus supplement and the accompanying prospectus.

S-34

We maintain a website at http://www.NewtekOne.com and intend to make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus, and you should not consider information on our website to be part of this prospectus. You may also obtain such information by contacting us in writing at1981 Marcus Avenue, Suite 130, Lake Success, New York 11042. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC atwww.sec.gov. Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102. Information contained on our website or on the SEC’s website about us is not incorporated into this prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement and the accompanying prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement and the accompanying prospectus.

S-35

$[ • ]

Newtek Business Services Corp.

%[ • ] [insert ranking/conversion information] Notes Due [ • ]

PRELIMINARY PROSPECTUS SUPPLEMENT

[Underwriters]